Exhibit 99.1

CINCINNATI
MILACRON

                                                          News Release



For Release    Immediately (Friday, January 26, 1996)

News Source    Albert Beaupre
               (513) 841-7241


          Cincinnati Milacron Completes Acquisition of D-M-E,
                 The Largest U.S. Mold Equipment Maker


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 Acquisition Strengthens Confidence in 1996 Outlook, Says C.E.O. Meyer

CINCINNATI, OH, January 26, 1996 ... Cincinnati Milacron Inc. (NYSE:
CMZ) completed the purchase of the D-M-E business from The Fairchild Corporation (NYSE: FA) for approximately $245 million, subject to post-closing adjustments. Payment consisted of $62 million in cash and $183 million in notes to Fairchild.

"This is our fourth major acquisition in three years," said Daniel J. Meyer, Milacron chairman and chief executive officer. "And like the previous ones, D-M-E will help reduce the cyclicality of our business while improving the consistency of our earnings and cash flow.

"This is yet another step in the execution of a continuing strategy to expand our plastics machinery and industrial consumable products businesses on a global basis," Meyer explained. "Now both of these segments, which constitute over three-quarters of the company, are expected to contribute 10% or higher operating margins this year. In fact, we expect D-M-E to be immediately accretive, which further strengthens our confidence in the outlook for improved earnings in 1996," he said.

With annual sales of about $175 million, D-M-E is the largest U.S. producer of mold bases, standard components and supplies for the plastics injection mold-making industry. D-M-E serves 20,000 customers in 70 countries, employs 1,000 people worldwide and has seven major manufacturing facilities in the U.S., two in Europe, plus several international joint-venture operations.


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D-M-E will become a part of Milacron's plastics machinery group and will be run as a stand-alone business, the company said.

To support this and future opportunities, Milacron negotiated a doubling of its revolving credit lines, from $150 million to $300 million, in a new bank agreement that extends to the year 2000.

"We welcome the D-M-E team to the Cincinnati Milacron family," said Harold J. Faig, Milacron's group vice president of plastics machinery, to whom D-M-E will report. "With this operation, we're getting a well-established, highly profitable company with strong management, efficient international manufacturing and market leadership in an area where we have not previously competed.

"This expansion makes Milacron the broadest line equipment supplier to the plastics processing industry in the world," Faig said. "Like most of our group, D-M-E serves the largest segment of the market, injection molding, which accounts for half of all plastics processing. There is no significant product overlap, and we see good synergies on several key levels including manufacturing process, technology, geography, marketing and distribution," he said.


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With 1995 revenues in excess of $1.6 billion, Cincinnati Milacron, is a world leader in industrial processes, products and services including plastics machinery, machine tools, composites processing systems, software, flexible manufacturing cells, metalcutting tools, metalworking fluids, precision grinding wheels and industrial magnets. Its shares are traded on the New York Stock Exchange under the symbol:
CMZ.